Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 9, 2026 (the “Closing Date”), Waters Corporation, a Delaware corporation (“Waters”), and Becton, Dickinson and Company, a New Jersey corporation (“BD”), consummated the previously announced spin-off of BD’s Biosciences and Diagnostic Solutions business (the “BDS Business”) and combination of the BDS Business with Waters. In accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of July 13, 2025 (the “Merger Agreement”), by and among Waters, BD, Augusta SpinCo Corporation, a Delaware corporation and a wholly owned subsidiary of BD (“SpinCo”), and Beta Merger Sub, Inc., a Delaware corporation and a then wholly owned subsidiary of Waters (“Merger Sub”), and the Separation Agreement, dated as of July 13, 2025 (the “Separation Agreement”), by and among Waters, BD and SpinCo, as amended by that certain Amendment No. 1, by and among Waters, BD and SpinCo, dated as of February 9, 2026, (1) BD transferred, and SpinCo accepted and assumed, all of the rights, titles and interests to and under certain assets and liabilities relating to the BDS Business such that the BDS Business was separated from the remainder of BD’s businesses, with the exception of certain deferred assets and liabilities as discussed further below (the “Separation”), (2) following the Separation, BD distributed, on a pro rata basis (the “Distribution”), one share of SpinCo common stock (“SpinCo Common Stock”), to each holder of BD common stock (other than any subsidiary of BD) as of the close of business on February 5, 2026 (the “Record Date”, and such holders of BD common stock as of the Record Date, the “Record Date BD Shareholders”) and (3) following the Distribution, Merger Sub merged with and into SpinCo, with SpinCo as the surviving entity (the “Merger”), and each share of SpinCo Common Stock (except for any such shares held as treasury stock, or held by BD, SpinCo or any subsidiary of BD, if any, which shares were canceled) was converted into the right to receive 0.135343148384084 shares of common stock, par value $0.01 per share, of Waters (“Waters Common Stock”) (collectively, the “Transactions”). In addition, pursuant to the terms of the Separation Agreement, prior to the Distribution and the Merger, SpinCo made a cash payment to BD of $4.0 billion (the “SpinCo Cash Distribution”). Upon completion of the Distribution and the Merger, Waters issued 38,541,852 shares of Waters Common Stock to the Record Date BD Shareholders. As a result, the Record Date BD Shareholders owned approximately 39.2% of the outstanding shares of Waters Common Stock, and former Waters shareholders owned approximately 60.8% of the outstanding shares of Waters Common Stock, in each case, on a fully diluted basis. As a result of the Merger, Merger Sub ceased to exist as a separate legal entity, and SpinCo became a wholly owned subsidiary of Waters.

On the Closing Date, in connection with the consummation of the Transactions and in accordance with the Merger Agreement and the Separation Agreement, Waters, BD and SpinCo, entered into certain additional agreements, including:

•

a Tax Matters Agreement, which governs the parties’ respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, responsibility for and preservation of the expected tax-free status of the transactions contemplated by the Separation Agreement and certain other tax matters;

•

an Employee Matters Agreement (the “Employee Matters Agreement”), which governs, among other things, the parties’ obligations with respect to current and former employees of BD and of the BDS Business;

•	an Intellectual Property Matters Agreement, which allocates rights and interests in certain intellectual property rights relating to the BDS Business and BD;

•

a Transition Services Agreement (the “Transition Services Agreement”), which governs, among other things, the parties’ respective rights and obligations with respect to the provision of certain transition services; and

•

a Delayed Closing Interim Operating Agreement (the “Interim Operating Agreement”), which governs, among other things, the parties’ respective rights, responsibilities and obligations with respect to BD’s services for the continued operation of certain assets and liabilities during a delayed closing period and payments to be made between the parties for such arrangement.

In connection with the Transactions, on January 8, 2026, SpinCo entered into a Term Loan Credit Agreement with the lenders named therein, Barclays Bank PLC, as administrative agent (the “Agent”), and the other parties party thereto (the “Credit Agreement”). On February 6, 2026 (the “Funding Date”), SpinCo borrowed $4.0 billion of unsecured term loans under the Credit Agreement, consisting of a $3.5 billion tranche which will mature and be payable in full 364 days after the Funding Date and a $0.5 billion tranche which will mature and be payable in full on the second anniversary of the Funding Date, and such funds were used by SpinCo on the Funding Date to finance a cash distribution to BD in connection with the Transactions (collectively, the “SpinCo Financing”).

Upon consummation of the Transactions, SpinCo became a wholly owned subsidiary of Waters and in connection therewith, Waters entered into a Parent Guarantee Agreement on the Closing Date, by and among Waters, SpinCo and the Agent, to add Waters as a guarantor of the obligations of SpinCo under the Credit Agreement.

The SpinCo Financing is expected to be replaced by long-term debt financing incurred by SpinCo (or its designee), including the issuance of one or more series of senior unsecured notes pursuant to a registered public offering, a Rule 144A offering or other private placement (the “Permanent SpinCo Financing”). The terms of the Permanent SpinCo Financing are not committed, and the exact terms and interest rate of the Permanent SpinCo Financing will be subject to market conditions. There can be no assurance regarding if or when the Permanent SpinCo Financing will be consummated or the terms of the Permanent SpinCo Financing.

The unaudited pro forma condensed combined financial information have been prepared in accordance with Article 11 of Regulation S-X in order to give effect to the Transactions and the incurrence of indebtedness under the SpinCo Financing, the Permanent SpinCo Financing and certain debt issuance costs and financing fees related to commitments provided by certain financial institutions for a 364-day senior bridge loan credit facility in an aggregate principal amount of approximately $1.8 billion, (“Waters Bridge Facility”) as set forth in a commitment letter, dated as of July 13, 2025, by and among Waters and the financial institutions party thereto. Commitments related to the Waters Bridge Facility were terminated on the Closing Date (all applicable financings related to the Transactions, collectively, the “Transaction Financing”).

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements of Waters and the BDS Business referenced below:

•

Waters’ audited consolidated financial statements and the notes thereto for the year ended December 31, 2025, which are included in Waters’ Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2026;

•

the BDS Business’s audited combined financial statements as of September 30, 2025 and 2024 and for the fiscal years ended September 30, 2025, 2024 and 2023, filed as Exhibit 99.2 to the Current Report on Form 8-K filed by Waters with the SEC on February 9, 2026; and

•

the BDS Business’s unaudited condensed combined financial statements as of December 31, 2025 and September 30, 2025 and for the three months ended December 31, 2025 and 2024, filed as Exhibit 99.1 to the Current Report on Form 8-K to which this Exhibit 99.4 is attached (this “Current Report”).

For the purposes of the preparation of the unaudited pro forma condensed combined financial information, the BDS Business’s results for the twelve months ended December 31, 2025 have been used to prepare the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025. The BDS Business’s results for the twelve months ended December 31, 2025 have been derived by utilizing the BDS Business’s audited historical financial data for the fiscal year ended September 30, 2025, subtracting the unaudited interim historical financial data for the three-month period ended December 31, 2024 and adding the unaudited interim historical financial data for the three-month period ended December 31, 2025.

Autonomous Entity Adjustments are adjustments that are necessary to reflect the operations and financial position of the BDS Business as an autonomous entity when the BDS Business was previously part of another entity. There are no Autonomous Entity Adjustments included in the combined company unaudited pro forma condensed combined financial information. No management adjustments or adjustments related to forward-looking information were included in the notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma adjustments represent Waters’ estimates based on information available as of the date of this Current Report and are subject to change as additional information becomes available and analyses are performed. The pro forma purchase price allocation of the BDS Business assets to be acquired and liabilities to be assumed is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed.

Final valuations have not yet been completed. The completion of the valuation accounting for the Transactions and the allocation of the purchase price may be different than that of the amounts reflected in the pro forma purchase price allocation, and any differences could be material. Such differences could affect the purchase price and allocation of the purchase price, which may affect the value assigned to the tangible or intangible assets and amount of depreciation and amortization expense recorded in the unaudited pro forma condensed combined statements of operations. The SpinCo Financing is expected to be replaced by the Permanent SpinCo Financing. The unaudited pro forma condensed combined financial information is prepared using the terms of the SpinCo Financing, as further discussed in Note 7—Transaction Adjustments. As a result, debt issuance costs, financing fees, and interest expense could significantly differ if the SpinCo Financing is replaced by the Permanent SpinCo Financing. Waters management believes that the assumptions included herein provide a reasonable basis for presenting the significant effects of the Transactions as contemplated, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Transaction accounting adjustments are intended to represent the necessary adjustments to account for the Transactions. The process of evaluating accounting policies for conformity is still in the preliminary stages. Waters management is performing a detailed review of the BDS Business’s accounting policies and may identify additional differences, which could have a material impact on the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results that would have occurred had the events been consummated as of the dates indicated, nor is it indicative of any future results.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2025

(In thousands)

	Historical
	As of December 31, 2025	As of December 31, 2025
	Waters	BDS Business after Reclassification (Note 3)	Separation and Pre-Merger Adjustments (Note 4 & Note 5)	Note	Transaction Accounting Adjustments (Note 7)	Note	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$587,831	$66,909	$(4,528)	5(a)	$(112,350)	7(a)	$537,862
Accounts receivable, net	828,844	524,757	(63,150)	4(d)	—		1,290,451
Inventories	572,371	774,808	(54,661)	4(d)	214,831	7(b)	1,507,349
Other current assets	158,599	100,989	(12,301)	4(d)	(5,506)	7(c)(h)	241,781

Total current assets	2,147,645	1,467,463	(134,640)		96,975		3,577,443
Property, plant and equipment, net	642,046	818,998	(52,953)	4(d)	346,586	7(d)	1,754,677
Intangible assets, net	558,179	171,694	—		9,255,306	7(e)	9,985,179
Goodwill	1,340,081	896,601	—		6,275,941	7(f)	8,512,623
Operating lease assets	80,764	343,984	16,455	4(c)	(72,224)	7(g)	368,979
Other assets	307,835	239,532	(15,776)	4(d)	—		531,591
Prepaid deposit asset	—	—	—		316,582	7(h)	316,582

Total assets	$5,076,550	$3,938,272	$(186,914)		$16,219,166		$25,047,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and debt	$460,000	$291	$3,496,038	5(a)	$3,962	7(i)	$3,960,291
Accounts payable	103,778	191,693	(12,578)	4(d)	—		282,893
Accrued employee compensation	99,654	146,572	(11,967)	4(a)(d)			234,259
Deferred revenue and customer advances	266,540	128,223	(18,252)	4(d)	—		376,511
Current operating lease liabilities	31,091	23,281	6,438	4(c)	—		60,810
Accrued income taxes	35,530	297	—		(10,602)	7(j)	25,225
Accrued warranty	12,261	14,252	—		—		26,513
Other current liabilities	230,645	121,146	(45,447)	4(d)	(48,002)	7(a)	258,342

Total current liabilities	1,239,499	625,755	3,414,232		(54,642)		5,224,844
Long-term liabilities:
Long-term debt	947,445	463	499,434	5(a)	566	7(i)	1,447,908
Long-term portion of retirement benefits	43,918	18,751	22,975	4(a)	—		85,644
Long-term income tax liabilities	34,075	76,206	(50,129)	4(a)(b)	2,339,766	7(j)	2,399,918
Long-term operating lease liabilities	52,548	248,479	10,017	4(c)	—		311,044
Other long-term liabilities	197,823	42,882	—		—		240,705

Total long-term liabilities	1,275,809	386,781	482,297		2,340,332		4,485,219

Total liabilities	2,515,308	1,012,536	3,896,529		2,285,690		9,710,063

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—		—		—
Common stock	1,632	—	—		387	7(k)	2,019
Additional paid-in capital	2,416,237	—	—		12,834,634	7(k)	15,250,871
Retained earnings	10,431,284	—	—		(59,252)	7(k)	10,372,032
Treasury stock, at cost	(10,162,460)	—	—		—		(10,162,460)
Accumulated other comprehensive loss	(125,451)	(90,586)	33,907	4(d)	56,679	7(k)	(125,451)
Net parent investment	—	3,016,322	(4,117,350)	4(a)(b)(d) 5(a)	1,101,028	7(k)	—

Total stockholders’ equity	2,561,242	2,925,736	(4,083,443)		13,933,476		15,337,011

Total liabilities and stockholders’ equity	5,076,550	3,938,272	(186,914)		16,219,166		25,047,074

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025

(In thousands, except per share data)

	Historical
	Year Ended December 31, 2025	Year Ended December 31, 2025
	Waters	BDS Business After Reclassification (Note 3)	Separation and Pre-Merger Adjustments (Note 4 and Note 5)	Note		Transaction Accounting Adjustments (Note 7)	Note		Pro Forma Combined
Revenues:
Product sales	$1,977,100	$2,790,114	$—			$—			$4,767,214
Service sales	1,188,186	437,585	—			—			1,625,771

Total net sales	3,165,286	3,227,699	—			—			6,392,985
Costs and operating expenses:
Cost of product sales	820,267	1,432,087	—			219,172	7	(l)(n)(p)	2,471,526
Cost of service sales	468,555	281,922	—			—			750,477
Selling and administrative expenses	830,374	808,036	(41,053)	4	(d)	48,927	7	(m)(n)(p)	1,646,284
Research and development expenses	195,711	287,029	(2,463)	4	(d)	(3,852)	7	(n)(p)	476,425
Purchased intangibles amortization	47,791	38,708	—			703,422	7	(o)	789,921

Total costs and operating expenses	2,362,698	2,847,782	(43,516)			967,669			6,134,633

Operating income	802,588	379,917	43,516			(967,669)			258,352
Other income, net	3,061	(19,353)	(43,516)	4	(d)	—			(59,808)
Interest expense	(69,548)	(234)	(210,906)	5	(b)	(6,946)	7	(q)	(287,634)
Interest income	18,777	2,276	—			—			21,053

Income (loss) before income taxes	754,878	362,606	(210,906)			(974,615)			(68,037)
Provision (benefit) for income taxes	112,249	37,852	(50,617)	5	(c)	(229,412)	7	(r)	(129,928)

Net income (loss)	642,629	324,754	(160,289)			(745,203)			61,891

Net income per basic common share	10.80								0.63
Weighted-average number of basic common shares	59,509								98,066
Net income per diluted common share	10.76								0.63
Weighted-average number of diluted common shares and equivalents	59,706								98,363

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 – Description of the Transaction

On February 9, 2026, Waters, BD, Merger Sub and SpinCo, as applicable, consummated the Transactions to effect the transfer of the BDS Business to Waters in accordance with the Merger Agreement and the Separation Agreement, pursuant to which and subject to the terms and conditions therein:

•

Prior to the Distribution and the Merger, BD transferred and SpinCo accepted and assumed all of the rights, titles and interests to and under certain assets and liabilities relating to the BDS Business;

•

Prior to the Distribution and the Merger, SpinCo incurred indebtedness under the SpinCo Financing in an aggregate principal amount of $4.0 billion. The aggregate proceeds of the SpinCo Financing were used by SpinCo to make the SpinCo Cash Distribution and to pay fees and expenses related to the Transactions.

•

Following the SpinCo Cash Distribution, BD distributed to its shareholders all of the issued and outstanding shares of SpinCo Common Stock held by BD by way of a pro rata distribution and for no consideration; and

•

Following the Distribution, Merger Sub merged with and into SpinCo, with SpinCo as the surviving entity and all SpinCo Common Stock was converted into the right to receive shares of Waters Common Stock, as calculated and subject to adjustment as set forth in the Merger Agreement. Upon the completion of the Merger, SpinCo became a wholly owned subsidiary of Waters.

As a result of the Merger, each share of SpinCo Common Stock as of immediately prior to the effective time of the Merger (“Effective Time”) (other than (A) shares held by SpinCo as treasury stock or by Waters or Merger Sub, in each case, as of immediately prior to the Merger that were automatically canceled and (B) any shares of SpinCo Common Stock distributed to a subsidiary of BD in the Distribution and substantially concurrently acquired by BD for cash and transferred to SpinCo for no consideration and cancelled) were converted into the right to receive 0.135343148384084 of shares of newly issued Waters Common Stock (the “Exchange Ratio”). The Transactions resulted in the issued and outstanding shares of Waters Common Stock on a fully diluted basis, immediately following the Merger, being owned approximately 39.2% by the former holders of SpinCo Common Stock (in their capacity as such) and approximately 60.8% by the Waters shareholders (in their capacity as such) immediately prior to the Merger. Additionally, all outstanding BD stock appreciation right awards (“BD SAR Awards”) (whether vested or unvested) held by an employee of SpinCo as of immediately prior to the time at which the Distribution occurred (the “Distribution Time”) were converted, as of the Effective Time, into Waters stock appreciation right awards (“Waters SAR Awards”), and all BD time-based restricted stock units (“BD TVU Awards”) and BD performance-based restricted stock units (“BD PSU Awards”) held by an employee of SpinCo as of immediately prior to the Distribution Time were converted, as of the Effective Time, into Waters time-based restricted stock unit award (“Waters RSU Awards”) as set forth in the Employee Matters Agreement.

The Transactions were structured as a Reverse Morris Trust transaction. The parties determined that the Reverse Morris Trust structure was the superior choice for the Transactions because, among other things, the tax-free nature of the contribution by BD of certain assets associated with the BDS Business and cash to SpinCo in exchange for the assumption of certain liabilities associated with the BDS Business and the issuance by SpinCo of shares of SpinCo Common Stock to BD and Distribution for U.S. federal income tax purposes provided a tax efficient method to separate the BDS Business from BD that is not provided by other structures, thereby making the Reverse Morris Trust structure economically more appealing than alternative transaction structures. Further, the parties determined that a Reverse Morris Trust transaction that included the counting of shares of Waters Common Stock held by investors who are both BD shareholders and Waters shareholders (“Overlap Shares”) immediately prior to the Distribution and Merger (“Overlap Shareholders”) for purposes of Section 355(e) of the Internal Revenue Code of 1986, as amended, for purposes of determining how many shares of Waters Common Stock would be received by former shareholders of SpinCo prior to the Merger, was preferable because it permitted Waters to issue fewer shares of Waters Common Stock in the Merger.

The SpinCo Cash Distribution was funded by newly issued debt in the form of the SpinCo Financing (which is expected to be replaced by the Permanent SpinCo Financing). Waters and certain of its subsidiaries will guarantee all indebtedness incurred by SpinCo in connection with the payment of the SpinCo Cash Distribution. Refer to Note 5—Pre-Merger Adjustments for additional information.

Deferred Close Businesses

Regulatory, legal and other compliance requirements in certain foreign jurisdictions prevented the legal transfer of certain assets and liabilities associated with the BDS Business (such assets and liabilities collectively, the “Deferred Close Businesses”) at the closing of the Merger (the “Closing”). Waters and BD will use reasonable best efforts to take all actions to transfer each Deferred Close Business as promptly as reasonably practicable. At Closing, Waters entered into the Interim Operating Agreement with BD that obligates BD to continue to operate the assets and liabilities of the Deferred Close Businesses on Waters’ behalf and at the sole direction of Waters. Waters and BD agreed that during the interim period between the Closing and the close date for an applicable Deferred Close Business (“Deferred Closing Period”) BD will transfer to Waters the net profits from the operations of each of the Deferred Close Business (or, in the event the operations result in net losses to BD, Waters will reimburse BD for the amount of such net losses).

For Waters, the Interim Operating Agreement and consideration transferred at Closing creates a present enforceable right to receive the Deferred Close Businesses at a future closing when conditions are satisfied. Because legal title and control of the Deferred Close Businesses have not transferred at Closing, and remain commingled with legacy BD assets and liabilities, Waters does not obtain control of the Deferred Close Businesses pursuant to ASC 805, Business Combinations, or ASC 810, Consolidation. Legal and beneficial title to the Deferred Close Businesses remains with BD until the closing of each Deferred Close Business. While beneficial title remains with BD, Waters obtained the economic rights to the Deferred Close Businesses through the Interim Operating Agreement, which represents a contractual right and meets the definition of an asset based on present rights to economic benefits. Accordingly, the consideration attributable to the Deferred Close Businesses is reflected as a prepaid deposit asset until such deferred closings occur. See Note 6—Preliminary Purchase Consideration for additional information regarding recognition of the prepaid deposit asset.

At Closing, the customers of the BDS Business were informed that Waters completed its acquisition of the BDS Business and that Waters is responsible for providing the product or service to the customer. More specifically, through the Interim Operating Agreement for the Deferred Close Businesses, Waters has control of the product or service before it is transferred to the customer. Waters also establishes the price for the goods or services, has inventory risk before the good has been transferred to the customer and is responsible for fulfilling the promise to provide the specified good or service. Therefore, in this revenue arrangement that involves three parties (Waters, BD and the customer), Waters is the principal in the arrangement and recognizes revenue, cost of sales and certain other operating expenses generated by the Deferred Close Businesses on a gross basis. The other operating expenses of the Deferred Close Businesses are not attributable to the revenue arrangement and therefore are not considered operating expenses of Waters. As a result, the unaudited pro forma condensed combined statement of operations reclassifies such other operating expenses of the Deferred Close Businesses to Other income, net. See Note 7—Transaction Adjustments for additional information regarding such adjustments.

NOTE 2 – Basis of Presentation

The unaudited pro forma condensed combined financial information and notes thereto have been prepared by Waters in accordance with Article 11 of Regulation S-X in order to give effect to the Transactions, including full consolidation of the BDS Business at Closing, except for the Deferred Close Businesses, and the incurrence of indebtedness under the Transaction Financing. The SpinCo Financing is expected to be replaced by the Permanent SpinCo Financing.

The unaudited pro forma condensed combined financial information is based on Waters’ historical consolidated financial information and the BDS Business’s historical combined financial information prepared on a carve-out basis from BD’s consolidated financial information using the historical results of operations, assets and liabilities of the BDS Business and include allocations of expenses from BD. As a result, the BDS Business’s historical financial information may not necessarily reflect what its financial condition and results of operations would have been had the BDS Business been an independent, stand-alone entity during the periods presented.

The unaudited pro forma condensed combined statements of operations for fiscal year ended December 31, 2025 give effect to the Transactions and the incurrence of indebtedness pursuant to the Transaction Financing as if they had occurred on January 1, 2025, the beginning of the earliest period presented. Waters has a December 31 fiscal year-end date, while the BDS Business has historically operated with a September 30 fiscal year-end date.

The BDS Business’s results for the twelve months ended December 31, 2025 have been used to prepare the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025. The BDS Business’s results for the year ended December 31, 2025 have been derived by utilizing the BDS Business’s audited historical financial data for the fiscal year ended September 30, 2025, subtracting the unaudited interim historical financial data for the three month period ended December 31, 2024, and adding the unaudited interim historical financial data for the three month period ended December 31, 2025. As a result, the BDS Business’s results for three months ended December 31, 2024 have not been included in any of the unaudited pro forma condensed combined financial information periods presented and are not included in this document. Revenue and net income of the BDS Business for three months ended December 31, 2024, were $834 million and $78 million, respectively.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025 gives effect to the Transactions and the incurrence of indebtedness under the Transaction Financing as if they had occurred on December 31, 2025 and combines the balance sheet of Waters as of December 31, 2025 with that of the BDS Business as of December 31, 2025.

The historical financial information has been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction accounting adjustments that reflect the accounting for the Transactions and the incurrence of indebtedness under the Transaction Financing under United States generally accepted accounting principles (“U.S. GAAP”).

The unaudited pro forma condensed combined financial information and related notes were prepared by applying the acquisition method of accounting to the Merger in accordance with ASC 805, Business Combinations, with Waters as the accounting acquirer of the BDS Business, excluding the Deferred Close Businesses which will be evaluated separately upon their future transfer. In identifying Waters as the accounting acquirer, Waters’ conclusion is based primarily upon the following facts: (1) the issuance of Waters Common Stock in the Merger, (2) the composition of the senior management of Waters after the Merger, (3) the composition of the board of directors of Waters after the Merger and (4) the relative voting interests in the combined company after the Merger. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated purchase consideration has been allocated to the assets acquired and liabilities assumed of the BDS Business based upon Waters management’s preliminary estimate of their fair values. Accordingly, the preliminary purchase price allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The historical financial information of the BDS Business reflects the combined historical results of operations, financial position and cash flows of the BDS Business as they were historically managed in conformity with U.S. GAAP. Therefore, the historical combined financial information of the BDS Business may not be indicative of the BDS Business’s future performance and do not necessarily reflect what the BDS Business’s combined results of operations, financial condition and cash flows would have been had the BDS Business operated as a separate, standalone company during the periods presented, particularly because of changes expected to occur in the future as a result of the separation of the BDS Business from BD, including changes in the financing, cash management, operations, cost structure and personnel needs of the business.

The historical financial information of the BDS Business includes certain assets and liabilities specifically attributable to the BDS Business. BD employs a centralized approach to cash management and the financing of its operations. For all periods presented, cash and cash equivalents, and liabilities legally held by the BDS Business were included in the combined balance sheets. BD’s debt and related interest expense have not been attributed to the BDS Business for any of the periods presented. These arrangements are not reflective of the manner in which the BDS Business would have financed operations as a stand-alone company separate from BD during the periods presented. Cash pooling, related interest and intercompany arrangements are excluded from the asset and liability balances in the combined balance sheets. These amounts have instead been reported as Net parent investment on the combined balance sheet.

Additionally, BD provides certain services, such as legal, accounting, information technology, human resources and other infrastructure support to the BDS Business. The cost of these services have been included in the BDS Business combined financial information through allocations based upon a proportion of revenue or headcount. BD considers these allocations to be reflective of the benefits received by the BDS Business during the periods presented in the historical combined financial information of the BDS Business, as required by and in conformity with U.S. GAAP. While these allocations include an apportionment of BD’s corporate and public company costs, such allocated costs may not be indicative or necessary if the BDS Business operated as a part of another existing public company nor are they necessarily representative of the costs expected to be incurred in the future, following the completion of the Transactions. Actual costs that would have been incurred if the BDS Business had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Following the completion of the Transactions, certain functions previously provided by BD to the BDS Business continue to be delivered to the BDS Business under the Transition Services Agreement or were assumed by Waters, either through internal resources or third-party service providers. Additionally, under one or more contract manufacturing agreements, BD is manufacturing certain products for the BDS Business and its subsidiaries following the Distribution.

The unaudited pro forma condensed combined financial information, including the preliminary purchase price allocation, are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the Transactions and the incurrence of indebtedness under the Transaction Financing had been consummated on the dates indicated, nor is it necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity.

NOTE 3 – Reclassification Adjustments

Based on a preliminary review of the accounting policies of Waters and the BDS Business, Waters is not aware of any differences that would have a material impact on the unaudited pro forma condensed combined financial information. Following the completion of the Transactions, or as more information becomes available, Waters is performing a full and detailed review of the BDS Business’s accounting policies and financial information. As a result of the review, accounting policy differences may be identified and these differences, if identified, could produce results that are materially different from the results reflected in the unaudited pro forma condensed combined financial information.

During the preparation of the unaudited pro forma condensed combined financial information related to the transactions between Waters, Merger Sub, BD, and SpinCo, Waters’ management performed a preliminary analysis of the BDS Business’s financial information to identify differences in financial statement presentation compared to the presentation of Waters. Certain reclassifications have been made to the historical consolidated presentation of the BDS Business to conform to the financial statement presentation of Waters.

Balance Sheet Reclassifications:

The table below summarizes the mapping of financial statement line items between the BDS Business and Waters and the reclassification adjustments made to present the unaudited historical combined balance sheet of the BDS Business as of December 31, 2025, in conformity with the audited historical consolidated balance sheet of Waters as of December 31, 2025 (in thousands).

BDS Business Presentation	Waters Presentation	Historical BDS Business	Reclassifications	Note		Historical BDS Business (Reclassified)
Assets
Cash and cash equivalents	Cash and cash equivalents	$66,909	$—			$66,909
Trade receivables, net	Accounts receivable, net	520,989	3,768	(a	)	524,757
Inventories, net	Inventories	774,808	—			774,808
Prepaid expenses and other	Other current assets	104,757	(3,768)	(a	)	100,989
Property, Plant and Equipment, Net	Property, plant and equipment, net	639,165	179,833	(b	)	818,998
Goodwill	Goodwill	896,601	—			896,601
Other Intangibles, Net	Intangible assets, net	171,694	—			171,694
	Operating lease assets	—	343,984	(b	)	343,984
Other Assets	Other assets	763,349	(523,817)	(b	)	239,532
Liabilities
Accounts payable	Accounts payable	191,693	—			191,693
Salaries, wages and related items	Accrued employee compensation	146,331	241	(c	)	146,572
	Deferred revenue and customer advances	—	128,223	(c	)	128,223
	Current operating lease liabilities	—	23,281	(c	)	23,281
	Accrued income taxes	—	297	(c	)	297
	Accrued warranty	—	14,252	(c	)	14,252
	Notes payable and debt		291	(c	)	291
Accrued expenses and other liabilities	Other current liabilities	287,731	(166,585)	(c	)	121,146
	Long-term debt	—	463	(d	)	463
	Long-term portion of retirement benefits	—	18,751	(d	)	18,751
	Long-term income tax liabilities	—	76,206	(d	)	76,206
	Long-term operating lease liabilities	—	248,479	(d	)	248,479
Deferred Income Taxes and Other Liabilities	Other long-term liabilities	386,781	(343,899)	(d	)	42,882
Parent’s Equity
Accumulated other comprehensive loss	Accumulated other comprehensive loss	(90,586)	—			(90,586)
Net parent investment		3,016,322	—			3,016,322

Notes:

a.

The BDS Business’s historical presentation included Prepaid expenses and other of $105 million, of which $4 million related to royalty receivables determined to be trade related and were reclassified to Accounts receivable, net to conform to Waters’ presentation.

b.

Waters separately reflected Operating lease assets as its own caption in its historical presentation such that $344 million of right of use assets reflected within Other assets in the BDS Business’s historical presentation were reclassified to Operating lease assets to conform to Waters’ presentation. Additionally, $180 million of placed instruments that were historically presented in BDS Business’s balance sheet within Other assets were reclassified to Property, plant and equipment, net to conform to Waters’ presentation of placed and other instrumentation.

c.

The BDS Business’s historical Accrued expenses and other liabilities caption aggregated several amounts for which Waters has a separate caption presented in its historical presentation to disaggregate balances in more detail. Of the BDS Business’s total balance in Accrued expenses and other of $288 million, the following adjustments were made to conform to Waters’ presentation of each of these balances in separate captions:

•	An immaterial amount of the current portion of long-term debt was reclassified to Notes payable and debt.

•	An immaterial amount of accrued employee expenses were reclassified to Accrued employee compensation,

•	Deferred income of $128 million was reclassified to Deferred revenue and customer advances,

•	Accrued lease liabilities of $23 million were reclassified to Current operating lease liabilities,

•	Income tax accruals of an immaterial amount were reclassified to Accrued income taxes,

•	Warranty reserve balances of $14 million were reclassified to Accrued warranty,

The remaining balance of $121 million within the BDS Business’s Accrued expenses and other caption relating to accrued marketing, taxes, freight, and royalties expenses corresponds to Other current liabilities in Waters’ presentation.

d.

The BDS Business’s historical Deferred income taxes and other liabilities caption aggregated several amounts for which Waters has separate captions presented in its historical presentation to disaggregate balances in more detail. Of the BDS Business’s total balance in Deferred income taxes and other liabilities of $387 million, the following adjustments were made to conform to Waters’ presentation of each of these balances in separate captions:

•	An immaterial amount of non-current debt of the BDS Business was reclassified from Deferred Income taxes and other liabilities to Long-term debt,

•	Long-term employee benefit obligations of $19 million were reclassified to Long-term portion of retirement benefits,

•	Deferred income taxes of $76 million were reclassified to Long-term income tax liabilities, and

•	Long-term lease liabilities of $248 million were reclassified to Long-term operating lease liabilities.

The remaining balance of $43 million within the BDS Business’s Deferred income taxes and other liabilities caption relating to long-term liabilities of a more general nature corresponds to Other long-term liabilities in Waters’ presentation.

Statements of Operations Reclassifications:

The table below summarizes the mapping of financial statement line items between the BDS Business and Waters and the reclassification adjustments made to present the unaudited historical combined statement of income of the BDS Business for the year ended December 31, 2025 in conformity with the audited historical consolidated statement of operations of Waters for the year ended December 31, 2025 (in thousands).

BDS Business Presentation	Waters Presentation	Historical BDS Business	Reclassifications	Note	Historical BDS Business (Reclassified)
Product sales	Product sales	$2,790,114	$—		$2,790,114
Service sales	Service sales	437,585	—		437,585
Cost of product sales	Cost of product sales	(1,394,441)	(37,646)	(e) (f)	(1,432,087)
Cost of service sales	Cost of service sales	(281,922)	—		(281,922)
Selling and administrative expense	Selling and administrative expenses	(877,406)	69,370	(f) (g)	(808,036)
Research and development expense	Research and development expenses	(287,029)	—		(287,029)
	Purchased intangibles amortization		(38,708)	(e)	(38,708)
Integration, restructuring, and transaction expense		(6,984)	6,984	(g)	—
Other expense, net	Other income (expense), net	(17,311)	(2,042)	(h)	(19,353)
	Interest expense	—	(234)	(h)	(234)
	Interest income	—	2,276	(h)	2,276
Income tax provision	Provision (benefit) for income taxes	(37,852)	—		(37,852)

Notes:

e.

Waters separately reflects purchased intangibles amortization in its own caption such that $39 million of amortization reflected within Cost of products sold in the BDS Business’s historical presentation was reclassified to Purchased intangibles amortization to conform to Waters’ presentation.

f.

The BDS Business’s shipping expenses were historically reflected within Selling and administrative expense while Waters records these amounts within Cost of product sales such that $76 million of shipping expenses were reclassified from Selling and administrative expense to Cost of product sales.

g.

Integration and restructuring expenses of $7 million that were separately reflected in the BDS Business’s historical presentation were reclassified to Selling and administrative expense to conform to Waters’ presentation.

h.

An immaterial amount of interest expense and $2 million of interest income that were reflected within Other expense, net in the BDS Business’s historical presentation were reclassified to Interest expense and Interest income, respectively, to conform to Waters’ presentation. The remaining balance of $19 million within Other expense, net in the BDS Business’s historical presentation corresponds to the Other income (expense), net caption in Waters’ presentation.

NOTE 4 – Separation Adjustments

The adjustments below identify separation adjustments necessary to reflect assets and liabilities of the BDS Business that were excluded from the BDS Business’s unaudited combined balance sheet as of December 31, 2025 and unaudited combined statement of operations for the year ended December 31, 2025.

a.

The BDS Business’s unaudited combined balance sheet as of December 31, 2025 excludes certain assets and liabilities related to pension and other post-retirement and post-employment benefit plans that have historically been held at the BD corporate level but are specifically identifiable or otherwise attributable to employees transferred to the BDS Business. Pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet to reflect the impact of defined benefit plans of BD that were transferred to the BDS Business pursuant to the Separation Agreement based on the amounts attributed to transferred employees of the BDS Business. These adjustments are based on an actuarial valuation performed based on a preliminary analysis of participant’s data as of December 31, 2025 and include assumptions that have a significant effect on the amounts reported. The pro forma adjustments recorded to the unaudited pro forma condensed combined balance sheet related to these plans are as follows:

•

An increase of an immaterial amount in Accrued employee compensation and of $23 million in Long-term portion of retirement benefits related to the defined benefit plan obligations of employees transferring to Waters;

•	A decrease of $6 million to Long-term income tax liabilities to reflect deferred tax assets resulting from defined benefit plan obligations for employees transferring to Waters;

•	A decrease of $17 million to Net parent investment for the related impact of the defined benefit plan obligations attributed to transferred employees of the BDS Business;

b.

The BDS Business’s unaudited combined balance sheet as of December 31, 2025 includes uncertain tax benefits that are retained by BD and are not assumed by Waters. The following pro forma adjustments remove the effects of the uncertain tax benefits to the BDS Business in the unaudited pro forma condensed combined balance sheet:

•	A decrease of $44 million to Long-term income tax liabilities related to the uncertain tax benefits that are not retained by the BDS Business.

•	An increase of $44 million to Net parent investment for the related impact of the uncertain tax benefits that are not retained by the BDS Business.

c.

Shortly before Closing, SpinCo executed three real estate operating leases with BD as the lessor. Negotiations on the leases concluded shortly before Closing, such that the leases were not included in the BDS Business’s historical unaudited pro forma condensed combined balance sheet. Accordingly, the pro forma adjustments recorded to the unaudited pro forma condensed combined balance sheet reflect the assets and liabilities associated with these leases as follows:

•

An increase of $16 million to Operating lease assets related to the right of use for the real estate property that was not already reflected in the balance sheet of the BDS Business as of December 31, 2025;

•

An increase of $6 million and $10 million, respectively, to Current operating lease liabilities and Long-term lease liabilities to reflect the present value of the remaining lease payments under the new leases;

The impact of these leases on the unaudited pro forma condensed combined statement of operations has already been reflected in the historical unaudited condensed combined statement of operations of the BDS Business through appropriate allocations such that no adjustment is required.

The adjustment below relates to the Deferred Close Businesses, as discussed in Note 1—Description of the Transaction, that were not legally transferred to Waters at Closing. Given that the adjustments in Note 7—Transaction Accounting Adjustments reflect the applicable adjustments for Waters’ acquisition of the conveying entities of the BDS Business over which Waters obtained control at Closing (the “Conveying Businesses”), the adjustment below separates the assets, liabilities and equity of the Deferred Close Businesses from those of the Conveying Businesses. See Note 7, Transaction Accounting Adjustments, adjustment (h), for the establishment of the prepaid deposit asset, which represents the fair value of the net assets of Deferred Close Businesses being removed in this adjustment.

d.

The pro forma adjustments recorded to the unaudited pro forma condensed combined balance sheet remove all assets, liabilities and equity of the Deferred Close Businesses as noted in the table below as of December 31, 2025 where decreases to the caption are included as negative values:

Caption	Adjustment Amount
Accounts receivable, net	$(63,150)
Inventories	(54,661)
Other current assets	(12,301)
Property, plant and equipment, net	(52,953)
Goodwill	—
Other assets	(15,776)
Accounts payable	(12,578)
Accrued employee compensation	(12,208)
Other current liabilities	(45,447)
Deferred revenue and customer advances	(18,252)
Accumulated other comprehensive losses	33,907
Net parent investment	(144,263)

As described in Note 1—Description of the Transaction, BD and Waters entered into the Interim Operating Agreement resulting in the recognition of gross revenue, cost of sales and certain other operating expenses, in addition to reclassifying the remaining other operating expenses the Deferred Close Businesses to Other income, net. This results in the reclassification of $41 million of Selling and administrative expenses and $2 million of Research and development expenses to Other income, net of $44 million total in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025.

NOTE 5 – Pre-Merger Adjustments

The SpinCo Cash Distribution and related financing arrangements were required pre-Merger steps under the Separation Agreement and Merger Agreement to effect the Separation and Distribution. These capital structure adjustments were not discretionary, but contractual conditions precedent to consummation of the Transactions. The amount of the SpinCo Cash Distribution was $4.0 billion.

Concurrently with the execution of the Merger Agreement, SpinCo entered into a commitment letter, dated as of July 13, 2025, by and among SpinCo and the financial institutions party thereto (the “SpinCo Bridge Commitment Letter”), pursuant to which such financial institutions committed to provide senior unsecured bridge loans (the “SpinCo Bridge Loan”) under a 364-day senior unsecured bridge loan credit facility in an aggregate principal amount of up to $4.0 billion, subject to the terms and conditions of the SpinCo Bridge Commitment Letter. The SpinCo Bridge Commitment Letter was subsequently terminated on July 29, 2025, in connection with the entry into an amended and restated term loan commitment letter, dated as of July 29, 2025, by and among SpinCo and the financial institutions party thereto (the “Amended and Restated SpinCo Term Loan Commitment Letter”), pursuant to which such financial institutions fully committed to provide senior unsecured term loans under a senior unsecured term loan credit facility in an aggregate principal amount of up to $4.0 billion, subject to the terms and conditions of the Amended and Restated SpinCo Term Loan Commitment Letter.

On January 8, 2026, SpinCo entered into the Credit Agreement. On the Funding Date, SpinCo borrowed $4.0 billion of unsecured term loans under the Credit Agreement, consisting of a $3.5 billion tranche which will mature and be payable in full 364 days after the Funding Date and a $0.5 billion tranche which will mature and be payable in full on the second anniversary of the Funding Date, and such funds were used by SpinCo on the Funding Date to finance the SpinCo Cash Distribution.

The following adjustments are included in the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations to reflect the impact of these pre-Merger transactions.

Balance Sheet

The following summarizes the pre-Merger pro forma adjustments to give effect to those transactions that would occur immediately prior to the Merger, as if the Merger had been completed on December 31, 2025 for the purposes of the unaudited pro forma condensed combined balance sheet.

a.

Represents adjustments related to the debt issuance and cash payment in connection with the SpinCo Bridge Loan, SpinCo Financing, and SpinCo Cash Distribution. The adjustment reflects the following impact on the unaudited pro forma condensed combined balance sheet:

Cash and Cash Equivalents

As of December 31, 2025 (in thousands)
Proceeds from the issuance of the SpinCo Financing	$4,000,000
SpinCo Cash Distribution to BD	(4,000,000)
Debt issuance costs and financing fees related to the SpinCo Financing (i)	(4,528)

Pro forma adjustment to Cash and cash equivalents	$(4,528)

(i)

Of the total debt issuance costs and financing fees related to the SpinCo Financing of $11 million, $6 million were already paid by Waters and included in Waters’ income statement for the year ended December 31, 2025 such that the pro forma adjustment above includes only those incremental costs of $5 million that have not been included in Waters’ historical financial statements as of December 31, 2025.

Additionally, debt issuance costs and financing fees related to the SpinCo Bridge Loan of $7 million were already paid by Waters and included in Waters’ income statement for the year ended December 31, 2025 and therefore are excluded from the pro forma adjustments above.

Short-Term Debt and Long-Term Debt

As of December 31, 2025 (in thousands)
Proceeds from the issuance of the SpinCo Financing	$4,000,000
Debt issuance costs and financing fees related to the SpinCo Financing (i)	(4,528)

Total pro forma adjustment for debt	$3,995,472

Pro forma adjustment to Short-term debt	3,496,038
Pro forma adjustment to Long-term debt	499,434

The first tranche of the SpinCo Financing totaling $3.5 billion matures one year following the Funding Date, while the second tranche of $0.5 billion matures two years following the Funding Date. Therefore, the first tranche is classified as Short-term debt while the second tranche is classified as Long-term debt. Waters expects to replace this debt with longer term financing at or before maturity.

(i)

Of the total debt issuance costs and financing fees related to the SpinCo Financing of $11 million, $6 million were already recognized in interest expense by Waters as of December 31, 2025 such that the pro forma adjustment above includes only the incremental contra-debt amount of $5 million that has not been included in Waters’ unaudited consolidated balance sheet as of December 31, 2025.

Equity

Represents a pro forma adjustment to reduce Net parent investment to reflect the SpinCo Cash Distribution to BD of $4.0 billion.

Statements of Operations

The following summarizes the pre-Merger pro forma adjustments to give effect to those transactions that would occur immediately prior to the Merger, for the purposes of the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025.

b.

Represents an adjustment of $211 million for the year ended December 31, 2025 for incremental Interest expense that will affect the statement of operations through the maturity of the SpinCo Financing up to two years following the Merger. The first tranche of the SpinCo Financing totaling $3.5 billion matures one year following the Merger, while the second tranche of $0.5 billion matures two years following the Merger. The interest rate on the SpinCo Financing reflects a SOFR rate plus an applicable margin per the terms of the SpinCo Financing. As of February 6, 2026, the SOFR rate was determined to be 3.67% with an additional 1.225% for the applicable margin. The applicable margin is based on the credit rating of SpinCo. The applicable margin will increase by 0.25% approximately every 90 days over the term of the SpinCo Financing for the first tranche and will remain constant for the full duration of the second tranche.

A sensitivity analysis has been performed to consider the effect that a change of 0.125% to the interest rate would have on Interest expense. A 0.125% increase or decrease in interest rates would result in a change in Interest expense of approximately $5 million for the year ended December 31, 2025.

The SpinCo Bridge Loan was terminated prior to the consummation of the Transactions and replaced with the SpinCo Financing. Debt issuance costs and financing fees related to the SpinCo Bridge Loan of $7 million were recognized in their entirety as Interest expense in Waters’ unaudited consolidated statement of operations for the year ended December 31, 2025. Therefore, no pro forma adjustment is included for this amount.

c.

Represents an adjustment of $51 million for the year ended December 31, 2025 to reflect the estimated tax impacts of the pro forma adjustments in Provision for income taxes in the unaudited pro forma condensed combined statements of operations. The adjustment was determined by using a blended statutory tax rate of 24% for the year ended December 31, 2025. The total effective tax rate of the combined company could be significantly different depending on the geographical mix of income and other factors following the completion of the Transactions. Because the tax rate used for the unaudited pro forma condensed combined financial information is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the Transactions and those differences may be material.

There is no adjustment related to the tax impact of undistributed earnings included in the unaudited pro forma condensed combined balance sheet as the final transaction structure and chain of ownership has not been determined. Therefore, an adjustment for the potential tax impact is not reasonable and supportable as of the date of this Current Report.

NOTE 6 – Preliminary Purchase Consideration

The assets and liabilities of the Deferred Close Businesses did not legally transfer as of the Closing and are excluded from purchase accounting as of Closing. Substantially all the consideration in the Merger was paid as of the Closing. The total consideration applicable to the Conveying Businesses was included as purchase price. The consideration applicable to the Deferred Close Businesses was recorded as a prepaid deposit asset on the unaudited pro forma condensed combined balance sheet as of December 31, 2025, representing a prepayment of consideration for future transactions as the Deferred Close Businesses transfer to Waters.

The following table represents the total consideration paid by Waters in the Merger as of the Closing:

(in thousands, except per share amounts and exchange ratio)	Total
Number of fully diluted shares of Waters Common Stock immediately prior to the Merger (a)	60,075
Share issuance ratio	0.64474

Number of shares of Waters Common Stock issued to fully diluted SpinCo shareholders as a result of the Merger	38,733
Less: SpinCo Make Whole Awards (as defined in the Employee Matters Agreement) (b)	(191)

Number of shares of Waters Common Stock issued to SpinCo common stockholders	38,542

Waters Common Stock price (c)	332.29

Fair value of Waters Common Stock issued	$12,807,072
Fair value of share-based compensation awards issued to Conveying Business employees related to pre-combination services (d)	27,949

Preliminary consideration paid in the Merger	$12,835,021

a.	Number of fully diluted shares of Waters Common Stock:

Number of shares of Waters Common Stock issued and outstanding (excluding Waters Common Stock held in treasury)	59,560
Number of shares of Waters Common Stock issuable upon conversion of Waters equity awards	515
60,075

The number of shares of Waters Common Stock issued as a result of the Merger was calculated such that immediately after the Merger such shares of Waters Common Stock issued to former holders of SpinCo Common Stock represent approximately 39.2% of Waters Common Stock issued and outstanding on a fully diluted basis immediately following the Merger, and the shareholders of Waters Common Stock issued and outstanding immediately prior to the Merger collectively own approximately 60.8% of Waters Common Stock issued and outstanding immediately following the Merger, i.e. the number of shares of Waters Common Stock immediately prior to the Merger (calculated on a fully diluted basis) multiplied by the quotient of 39.2% divided by 60.8%.

b.

The number of shares of Waters Common Stock underlying the Waters RSU Awards and Waters SAR Awards that would be awarded in respect of BD Awards, as defined in and pursuant to the Employee Matters Agreement, based on BD Awards outstanding.

c.	Represents the opening price per share of Waters Common Stock as reported by the New York Stock Exchange on February 9, 2026.

d.

Consideration for replacement of SpinCo’s outstanding equity awards held by employees of Conveying Businesses. All outstanding BD SAR Awards (whether vested or unvested) held by an employee of SpinCo of a Conveying Business as of immediately prior to the Distribution Time was converted, as of the Effective Time, into Waters SAR Awards and all BD TVU Awards and BD PSU Awards held by an employee of SpinCo of a Conveying Business as of immediately prior to the Distribution Time will be converted, as of the Effective Time, into Waters RSU Awards as set forth in the Employee Matters Agreement. A portion of the fair value of equity awards held by employees of SpinCo associated with Conveying Businesses and replaced as a result of the Merger represents consideration transferred because it relates to services rendered by such BDS Business employees to BD prior to the Merger. This amount is calculated based on the ratio of the pre-combination service period (from the grant date until assumed the Closing Date) to the longer of the original total service period or the modified service period, if any, multiplied by the fair value of the BD awards (the number of BD awards multiplied by the BD share price on the Closing Date). The compensation expense related to services provided post-Merger is discussed in item 7(p) below.

Preliminary purchase price allocation

The table below summarizes the preliminary allocation of purchase price to the assets acquired and liabilities assumed at Closing for the Conveying Businesses, as if the Merger had been completed on December 31, 2025. The allocation has not been finalized. The final determination of these estimated fair values, including the prepaid deposit asset, the assets’ useful lives and the amortization methods are dependent upon certain valuations and other analyses that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed combined financial information. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Merger.

The preliminary purchase price allocation applicable to the Conveying Businesses is presented below:

As of December 31, 2025 (in thousands)
Total consideration paid in the Merger	$12,835,021
Less: Prepaid deposit asset for Deferred Close Businesses (i)	(316,582)

Estimated purchase price	$12,518,439

Assets
Cash and cash equivalents	$62,381
Accounts receivable, net	461,607
Inventories	934,978
Other current assets	88,688
Property, plant and equipment, net	1,112,631
Intangible assets, net	9,427,000
Operating lease assets	288,215
Other assets	223,756

Liabilities
Notes payable and debt (i)	3,500,291
Accounts payable	179,115
Accrued employee compensation	134,605
Deferred revenue and customer advances	109,971
Current operating lease liabilities	29,719
Accrued income taxes	297
Accrued warranty	14,252
Other current liabilities	75,699
Long-term debt (i)	500,463
Long-term portion of retirement benefits	41,726
Long-term income tax liabilities	2,365,843
Long-term operating lease liabilities	258,496
Other long-term liabilities	42,882

Net Assets Acquired	$5,345,897

Goodwill	$7,172,542

(i)

The consideration paid as of the Closing is attributed to the Conveying Businesses and Deferred Close Businesses based on a preliminary estimated fair value of the respective entities to determine both the prepaid deposit asset for the Deferred Close Businesses and the purchase price in the Merger attributed to the Conveying Businesses. The table below depicts a sensitivity analysis of how the preliminary valuation of the prepaid deposit asset, assuming a 10% increase or decrease, impacts the determination of purchase price and the goodwill resulting from the Merger at Closing.

	Prepaid deposit asset (in thousands)	Purchase price (in thousands)	Goodwill (in thousands)
As presented in the unaudited pro forma condensed combined financial information	$316,582	$12,518,439	$7,172,542
A 10% increase in prepaid deposit asset	348,240	12,486,781	7,140,884
A 10% decrease in prepaid deposit asset	284,924	12,550,097	7,204,200

(ii)	Includes the assumption of $4.0 billion of short-term and long-term debt incurred by SpinCo to fund the SpinCo Cash Distribution to BD prior to the completion of the Merger.

Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the combined company following the Transactions due to differences in the allocation of the purchase consideration, and changes in the depreciation and amortization related to some of these assets and liabilities.

NOTE 7 – Transaction Accounting Adjustments

Balance Sheet

The following summarizes the transaction accounting adjustments to give effect as if the Transactions and the incurrence of indebtedness under the Transaction Financing had been completed on December 31, 2025 for the purposes of the unaudited pro forma condensed combined balance sheet. The adjustments included herein relate only to the Conveying Businesses, with the exception of item 7(h) which relates to the prepaid deposit asset recognized for the Deferred Close Businesses.

a.	Represents an adjustment to Cash and cash equivalents consisting of the following:

As of December 31, 2025 (in thousands)
Waters Bridge Facility debt issuance costs and financing fees (i)	$(1,440)
Transaction fees and expenses (ii)	(110,910)

Pro forma adjustment to Cash and cash equivalents	$(112,350)

(i)

Of the total debt issuance costs and financing fees related to the Waters Bridge Facility of $7 million, $6 million were already paid by Waters as of December 31, 2025 such that the pro forma adjustment above includes only those incremental costs of $1 million that have not been paid as of December 31, 2025.

(ii)

Of the total estimated costs of $129 million expected to be incurred by Waters through the closing of the Transactions for professional, legal and other fees, the unaudited pro forma condensed combined balance sheet reflects an adjustment for future costs not paid as of December 31, 2025 of $111 million reflected as a decrease to Cash and cash equivalents.

Though $111 million of transaction fees and expenses remain to be paid, $48 million have been incurred and accrued by Waters as of December 31, 2025. Therefore, the payment of transaction fees and expenses above results in corresponding adjustments to decrease Other current liabilities by $48 million and to decrease Retained earnings by $63 million. These adjustments reduce the liability accrued for expenses incurred but not paid and reduce equity for the remaining expenses that have not yet been incurred, respectively. The remaining effect to Retained earnings from the cash adjustment for the Waters Bridge Facility debt issuance costs and financing fees is described in item 7(c) below.

b.

Represents an adjustment of $215 million to Inventories to reflect the estimated step-up in fair value of SpinCo’s inventory acquired, valued using a cost-based approach. The calculated value is preliminary and subject to change and could vary materially from the final purchase price allocation.

As of December 31, 2025 (in thousands)
Finished Goods	$620,318
WIP	167,777
Raw Materials	146,883
Less: Historical Inventories	(720,147)

Pro forma adjustment to Inventories	$214,831

c.

Of the total debt issuance costs and financing fees related to the Waters Bridge Facility of $7 million, $6 million were already paid by Waters as of December 31, 2025 and capitalized to Other assets. Therefore, a pro forma adjustment reclassifies $6 million of previously capitalized costs to reflect the amount in Retained earnings as of December 31, 2025. An incremental adjustment to Retained earnings records the debt issuance costs not yet incurred of $1 million related to the Waters Bridge Facility that is recognized as interest expense upon the Closing Date due to extinguishment of the Waters Bridge Facility. In total, Retained earnings is adjusted by $7 million to reflect the total debt issuance costs and financing fees expensed as of the Closing Date.

d.

Represents an adjustment of $347 million to Property, plant and equipment, net to reflect the estimated step-up in fair value of those SpinCo assets acquired. The fair value estimate was determined based on the cost and market approaches. The calculated value is preliminary and subject to change and could vary materially from the final valuation.

As of December 31, 2025 (in thousands)
Land and land improvements	$59,891
Buildings and leasehold improvements	433,289
Production and other equipment	335,009
Construction in progress	154,101
Placed instruments	130,341
Less: Historical Property, plant and equipment, net	(766,045)

Pro forma adjustment to Property, plant and equipment, net	$346,586

e.	Represents an adjustment of $9.3 billion to Intangible assets, net to reflect the estimated fair value of intangible assets acquired consisting of the following:

As of December 31, 2025 (in thousands)
Trade Names	$131,000
Developed Technology	2,693,000
Customer Relationships	6,603,000
Less: Historical Intangible assets, net	(171,694)

Pro forma adjustment to Intangible assets, net	$9,255,306

The fair value estimates for identifiable intangible assets are preliminary and are based upon assumptions that market participants would use in pricing an asset. The fair values of the trade name portfolio, developed technology, and customer relationships are valued based on earning and royalty-based methodologies, which incorporate assumptions and methods suitable for estimating the future economic benefits of these assets. The calculated value is preliminary and subject to change and could vary materially from the final valuations.

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of Goodwill and Long-term income tax liabilities by $716 million and $226 million, respectively, as of December 31, 2025.

f.	Represents an adjustment to Goodwill to reflect the resulting goodwill that would have been recorded if the Merger occurred on December 31, 2025.

As of December 31, 2025 (in thousands)
Goodwill resulting from the Merger	$7,172,542
Less: Historical goodwill of the BDS Business	(896,601)

Pro forma adjustment to Goodwill	$6,275,941

g.

Represents an adjustment to decrease Operating lease assets by $72 million to reflect the remeasurement of the BDS Business’s leases based on Waters’ estimated incremental borrowing rate as of the date of the Transactions.

h.

Represents an adjustment of $317 million to Prepaid deposit assets to reflect the portion of consideration paid at Closing that is attributable to eight material Deferred Close Businesses as described in Note 6 – Preliminary Purchase Consideration. The amount is classified as non-current given the transfer of the Deferred Close Businesses is expected to exceed one year.

i.

Represents adjustments to Notes payable and debt and Long-term debt of $4 million and $1 million, respectively, to reflect the adjustment to the fair value of the SpinCo Financing assumed in the Merger. As debt issuance costs and financing fees do not meet the definition of an asset, $5 million in financing fees were not recognized as part of the Merger. Consistent with item 5(a) above, of the total debt issuance costs and financing fees related to the SpinCo Financing of $11 million, $6 million were already recorded to interest expense by Waters as of September 27, 2025 such that the adjustment adjusts the fair value only for those remaining debt issuance costs and financing fees not yet reflected in Waters’ unaudited consolidated financial information as of December 31, 2025.

j.

Represents an adjustment to Long-term income tax liabilities of $2.3 billion for the estimated tax impacts of the pro forma adjustments to deferred income taxes as a result of purchase accounting, in the unaudited pro forma condensed combined balance sheet as of December 31, 2025 by using a blended statutory tax rate of 24%. Additionally, an adjustment of $11 million is recorded in Accrued income taxes to reflect a decrease to current income taxes payable related to the tax effect of deductible transaction costs assuming a blended statutory tax rate of 24%. The reduction of the accrued liability results in a corresponding adjustment to increase Retained earnings by $11 million. The total effective tax rate of the combined company could be significantly different than the blended statutory tax rate applied depending on the geographical mix of income and other factors following the completion of the Transactions. Because the tax rate used for this unaudited pro forma condensed combined financial information is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the business combination and those differences may be material.

k.	Represents an adjustment to Total stockholders’ equity as of December 31, 2025 consisting of the following:

(in thousands)	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive losses	Net parent investment
Elimination of total historical equity of SpinCo	$—	$—	$—	$56,679	$1,101,028
Issuance of shares of Waters Common Stock	387	12,806,685	—	—	—
Replacement of share-based compensation awards related to pre-combination services	—	27,949	—	—	—
Payment of transaction fees and expenses (i)			(62,908)
Payment of Waters Bridge Facility debt issuance costs and financing fees (ii)			(6,946)
Reduction to accrued income taxes related to deductible transaction costs (iii)			10,602

Pro forma adjustment to Total stockholders’ equity	$387	$12,834,634	$(59,252)	$56,679	$1,101,028

(i)	Refer to item 7(a) for supporting details.
(ii)	Refer to item 7(c) for supporting details.
(iii)	Refer to item 7(j) for supporting details.

Statement of Operations

l.

Represents an adjustment to Cost of product sales from the run-off of the estimated step-up in fair value of inventory acquired. As all inventory is expected to be sold within a year following the Merger, $215 million is reflected as an adjustment for the year ended December 31, 2025.

m.

Represents an adjustment to Selling and administrative expenses of $63 million for the year ended December 31, 2025 resulting from estimated transaction-related costs that are not currently reflected in the historical consolidated financial information of Waters, which consist of professional, legal, and other acquisition-related fees.

n.

Represents an adjustment for the incremental depreciation expense of $13 million for the year ended December 31, 2025 relating to the estimated step-up in fair value of Property, plant and equipment, net. Depreciation expense is based on a straight-line methodology over the estimated useful lives noted below. Given that depreciation is reflected in multiple captions based on the nature of the asset, the adjustment is applicable to the captions as noted below.

	Estimated Useful Life (in years)	Year ended December 31, 2025 (in thousands)
Depreciation expense – Land improvements	8	$398
Depreciation expense – Buildings and leasehold improvements	12 - 22	20,260
Depreciation expense – Production and other equipment	3 - 8	47,765
Less: Historical depreciation expense related to property, plant and equipment		(55,768)

Total incremental depreciation expense:		$12,655

Pro forma adjustment to Cost of product sales		10,284
Pro forma adjustment to Selling and administrative expenses		875
Pro forma adjustment to Research and development expenses		1,496

o.

Represents the net adjustment to Purchased intangibles amortization of $703 million for the year ended December 31, 2025 relating to the estimated fair values of the Intangible assets recognized in the Transaction.

	Estimated Useful Life (in years)	Year ended December 31, 2025 (in thousands)
Amortization on Trade Names	3	$43,667
Amortization of Developed Technology	10-11	258,264
Amortization of Customer Relationships	15	440,200
Less: Historical Purchased intangibles amortization		(38,708)

Pro forma adjustment to Purchased intangibles amortization		703,423

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amount of amortization expense by $74 million for the year ended December 31, 2025.

p.

Represents an adjustment of $26 million for the year ended December 31, 2025 resulting from the recognition of replacement share-based awards to Conveying Businesses’ employees attributable to post-combination services, net of historical share-based compensation that has been reversed. Pro forma share-based compensation expense has been calculated by using the acquisition-date fair value of the Waters replacement awards (the number of BD awards converted to Waters awards using the Exchange Ratio, multiplied by the Waters share price on the Closing Date) less the amount attributed to pre-combination services disclosed in Note 6 – Preliminary Purchase Consideration. Given that share-based compensation expense is reflected in multiple captions based on the nature of the award, the adjustment is applicable to the captions as noted below:

Year ended December 31, 2025 (in thousands)
Pro forma share-based compensation expense	$17,852
Less: Historical share-based compensation expense	(44,000)

Total reduction in share-based compensation expense	(26,148)

Pro forma adjustment to Cost of product sales	(5,943)
Pro forma adjustment to Selling and administrative expenses	(14,857)
Pro forma adjustment to Research and development expenses	(5,348)

q.

Represents an adjustment for the incremental Interest expense related to the Waters Bridge Facility to reflect the amount as interest expense as of the Closing Date given that the debt was not drawn. This results in an adjustment of $7 million for the year ended December 31, 2025.

r.

Represents an adjustment for the estimated tax impacts of the pro forma adjustments in Provision for income taxes in the unaudited pro forma condensed combined statement of operations by using a blended statutory tax rate of 24% for the year ended December 31, 2025. This results in an adjustment of $229 million for the year ended December 31, 2025.

The total effective tax rate of the combined company could be significantly different depending on the geographical mix of income and other factors following the completion of the Transactions. Because the tax rate used for this pro forma financial information is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the business combination and those differences may be material.

There is no adjustment related to the tax impact of undistributed earnings included in the unaudited pro forma condensed combined statements of operations as the final transaction structure and chain of ownership has not been determined. Therefore, an adjustment for the potential tax impact is not reasonable and supportable as of the date of this Current Report.

NOTE 8 – Earnings per Share

As a result of the adjustments as described above, an adjustment to earnings per share (“EPS”) for the year ended December 31, 2025 was made to present pro forma basic and diluted weighted average shares of the combined company using the historical weighted average shares of Waters Common Stock outstanding combined with the additional Waters equity awards issued in connection with the Merger. The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted earnings per share:

Pro Forma Basic Weighted-Average Shares	Year ended December 31, 2025 (in thousands, except per share data)
Pro forma net income attributable to common shareholders	$61,891

Historical weighted-average number of basic common shares	59,509
Issuance of shares to SpinCo common stock shareholders	38,542
Impact of Waters RSUs and SARs to replace SpinCo RSUs and SARs	15

Pro forma weighted average shares (basic)	98,066

Pro forma basic EPS	$0.63

Pro Forma Diluted Weighted-Average Shares	Year ended December 31, 2025 (in thousands, except per share data)
Pro forma net income attributable to common shareholders	$61,891

Historical weighted-average number of diluted common shares and equivalents	59,706
Issuance of shares to SpinCo common stock shareholders	38,542
Dilutive impact of Waters RSUs and SARs to replace SpinCo RSUs and SARs	115

Pro forma weighted average shares (diluted)	98,363

Pro forma diluted EPS	$0.63